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                                                                  EXHIBIT 10.35

                            ASSET PURCHASE AGREEMENT

                  AGREEMENT, made and entered into as of the 15th day of August, 1995, by and between GENERAL MILLS, INC., a Delaware corporation, ("Seller") and INTEGRATED BRANDS INC., a New Jersey corporation ("Buyer").
                               W I T N E S S E T H
                  WHEREAS, Seller is engaged in the business of manufacturing (including contract manufacturing), developing, marketing, selling, and distributing prepackaged ("prepackaged" defined to mean packaged by the manufacturer off the premises from which finished goods are sold at retail to consumers) frozen yogurt products, including bulk and retail package goods in any size, under the Colombo trademark (the "Products"), commercially manufactured and distributed, but excluding all machine dispensed frozen yogurt ("machine dispensed" defined to mean unpackaged frozen yogurt dispensed from a machine on the premises from which the finished goods are sold directly to the consumer) and bulk mixes for machine dispensed frozen yogurt (the "Business"); and
                  WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller certain of the properties and assets of the Business, all subject to the terms and conditions hereinafter set forth, and enter into a license to use the Colombo, Shoppe Style, and Slender Scoops trademarks and enter into certain other license agreements.
                  NOW, THEREFORE, in consideration of and in reliance upon the mutual covenants, conditions, representations and warranties herein contained, the parties hereto, intending to be bound legally, hereby agree as follows:
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                  1.  Purchase and Sale Agreement.
                           1.1  Agreement of Purchase and Sale.  Subject to
the terms and conditions set forth in this Agreement and in reliance upon the representations, warranties, covenants and conditions herein contained, as of the Closing Date (as defined in Section 2.1 hereof) Seller, or its appropriate affiliate, shall (a) sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, the Purchased Assets (as defined in Section
1.2 hereof), free and clear of any and all liens, claims, charges or encumbrances of any nature whatsoever; (ii) enter into a license agreement for the Colombo trademark (the "Colombo License Agreement") in the form annexed hereto as Exhibit A; (iii) enter into a license agreement for the Betty Crocker trademark in the form annexed hereto as Exhibit B; (iv) enter into a license agreement for the Count Chocula and Lucky Charms trademarks in the form annexed hereto as Exhibit C; and (v) enter into a new license agreement for the Trix trademark in the form annexed hereto as Exhibit D.
                           1.2 Purchased Assets. As used in this Agreement, the
term "Purchased Assets" means the following properties and assets owned by Seller and employed, used or available for use in the Business; (i) equipment (located at Perry's Ice Cream Company, Inc. ("Perry's")), tools, molds, product dies, packaging films and printing plates (in the possession of Seal-Right) and all specialized equipment utilized in manufacturing the Products and packaging

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therefor, as listed in Schedule 1.2(i); (ii) the Perry's contract manufacturing agreement, a copy of which is attached as Schedule 1.2(ii) (the "Perry's Agreement"); (iii) all verbal brokerage agreements, the material terms of which agreements and a list of all brokers and distributors are set forth on Schedule 1.2(iii); (iv) to the extent assignable, the contracts of the Business and the Distribution Agreements of the Business identified on Schedule 1.2(iv); (v) the retail chain account list set forth in Schedule 3.6; (vi) subject to the provisions of Section 1.4 herein, all good and usable (as to raw materials and packaging), and good and saleable (as to finished goods) inventory (including raw materials, packaging, goods-in-process, and finished goods) on the Closing Date located at Perry's and Merchants Terminal Corporation (the "Inventory"), including Inventory on order, descriptions and quantities of all of such Inventory by location, are set forth in the attached Schedule 1.2(vi); (vii) to the extent transferable, all rights, if any, to supermarket freezer space and warehouse and supermarket chain authorizations; (viii) to the extent transferable, shelf commitments, and all related freezer space allocations as set forth in Schedule 1.2(viii); (ix) a list of the customers of the Business, Products sold to such customers by SKU, the prices at which they are sold and the sales volume of Products sold during the twelve (12) months preceding the Closing Date, all as set forth on Schedule 1.2 (ix); (x) all advertising, promotional, sales, and market research materials; and (xi) all books and records or extracts therefrom relating exclusively to the Purchased Assets; provided that Seller shall be entitled to make and retain copies or extracts of such books and records.

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                           1.3  Assumed Liabilities.  Buyer is assuming no
liabilities with respect to the Purchased Assets other than the liability to fulfill the obligations under the contracts identified in Schedules 1.2(ii),
(iii) and (iv), arising from and after the Closing Date, subject to the other terms and conditions of this Agreement.
                           1.4  Purchase Price.  The purchase price for the
Purchased Assets (excluding Inventory) and the consideration for the execution of the License Agreements set forth as Exhibits A through D hereto shall be Four Million Five Hundred Thousand Dollars (U.S. $4,500,000) (the "Purchase Price"); provided that if sales of Articles under the Colombo License Agreement aggregate at least Thirteen Million Dollars (U.S. $13,000,000) for the twelve (12) month period commencing on the Closing Date Buyer shall pay to Seller by September 30, 1996 an additional One Million Dollars (U.S. $1,000,000). For purposes of this proviso only, "sales" shall mean gross revenues less trade discounts, not including allowances related to shelf commitments and freezer space allocations. Subject to the terms and conditions herein contained, the Purchase Price is payable by Buyer to Seller by wire transfer in immediately available funds on the Closing Date (as hereinafter defined). In addition, from time to time, Buyer shall purchase the good, usable and saleable Inventory that Buyer may require in the ordinary course of its business. Buyer shall purchase such Inventory when

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actually used or sold by Buyer, and Buyer shall advise Seller of Inventory used or sold on a monthly basis and pay Seller for such Inventory within ten (10) days after the end of each calendar month. Buyer shall pay for Inventory (i) at Perry's invoiced price for finished goods, and (ii) at the supplier's invoiced price for packaging and raw materials. Any amount not paid when due shall bear interest at an annual rate of two percent (2%) over the rate of interest publicly announced by Citibank, N.A. in New York as its base rate in effect as of the date on which such overdue amount should have been paid to Seller. Buyer agrees to use its reasonable efforts to buy from Seller any raw materials reflected on Schedule 1.2 (vi) that conform to its cost and quality specifications including for other lines of business of Buyer, prior to purchasing any equivalent raw materials from third parties. Buyer will use its best efforts, as long as the finished products in question are authorized in the applicable supermarkets, to sell such finished products in Inventory as soon as possible in the normal course of its businesses, provided that Buyer shall not be required to purchase from Seller any finished product within ninety (90) days of expiration of its code date. If Buyer believes that any of the Inventory is not good, usable and saleable, Seller will not dispose of same without Buyer's consent. Seller shall pay (i) all storage costs for the finished goods included in the Inventory until sold or used by Buyer, and (ii) all freight costs for moving Inventory from Perry's to the storage facility.

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                  2.  Closing.
                           2.1  Closing.  The closing of the sale and
purchase provided for herein shall take place at 10:00 a.m. at the offices of Seller on August 15, 1995. The Closing shall be effective as of 11:59 p.m. on Sunday, August 13, 1995 (the "Closing Date"); provided that the Purchase Price is received by Seller by wire transfer on or before noon Central Daylight Time on Tuesday, August 15, 1995, otherwise this Agreement and the License Agreements referred to above are null and void and of no force and effect; and, in such event, if, and to the extent, that Seller has received the Purchase Price, Seller agrees to return the Purchase Price to Buyer by wire transfer, as soon as reasonably possible thereafter in accordance with Buyer's written instructions. If the Closing is effective, any sales of Product by Seller after the Closing Date shall be for the account of Buyer.
                           2.2  Action by Seller.  Subject to the terms and
conditions herein contained, at the Closing Seller shall deliver to Buyer: (i) a duly executed Bill of Sale and Assignment in substantially the form of Exhibit E attached hereto and made a part hereof, (ii) duly executed license agreements in the forms annexed hereto as Exhibits A, B, C, and D; (iii) assignments of the Perry's Agreement, and the other agreements listed in Schedule 1.2(iv); and (iv) other instruments of transfer as may be reasonably requested by the Buyer to

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convey, transfer and assign to and vest in Buyer ownership of the Purchased
Assets free and clear of all liens, security interests, claims, charges or encumbrances of any nature. Notwithstanding the foregoing, Seller makes no representation or warranty regarding the ability of Seller to transfer any freezer space allocations, related payments or warehouse or supermarket allocations to Buyer. However, Seller will use reasonable efforts to assist Buyer in obtaining the benefits of freezer space allocations, related payments and warehouse or supermarket allocations of the Business. Seller shall advise Buyer if it learns that any retail customer is requesting additional fees with respect to such transfers or that any customers, distributors or brokers will discontinue any products of the Business or cease to provide goods or services related to the Business. As of the date of this Agreement, Seller knows of no such matter. This shall not create any obligation on Seller to pay any additional fees with respect to the transfer of these rights. The failure or inability of Buyer to obtain the benefit of such rights shall not affect the Purchase Price or any other obligation of Seller or Buyer under this Agreement.

                  3.  Additional Covenants.
                           3.1  Further Assurances.  Seller hereby agrees
that it shall from time to time after the Closing, at its sole cost and expense, take any and all actions, and execute, acknowledge, deliver, file and/or record any and all documents and instruments, as Buyer may reasonably request to more fully perfect the rights which are intended to be granted to Buyer hereunder.

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                           3.2  Payment of Taxes Upon Transfer of Purchase
Assets. Seller shall be responsible for, and shall pay, any and all sales, use, purchase, transfer and similar taxes, and any and all filing, recording, registration and similar fees, arising out of the transactions contemplated by this Agreement.
                           3.3 Survival of Representations and Warranties. Each
of the parties hereto hereby agrees that all representations and warranties made by or on behalf of it in this Agreement or in any document or instrument delivered pursuant hereto shall survive the Closing Date and the consummation of the transactions contemplated hereby.
                           3.4 Books and Records. Seller shall, for a period of
at least three years after the Closing Date, maintain and make available to Buyer and its representatives for inspection and reproduction for tax or other legitimate business purposes, during regular business hours, any books and records in its possession relating to the Purchased Assets and the operation of the Business which are not included among the Purchased Assets. Buyer shall, for a period of at least three years after the Closing Date, maintain and make available to Seller and its representatives for inspection and reproduction for tax or other legitimate business purposes, during regular business hours, all books and records in its possession relating to the Purchased Assets and the operation of the Business which are included among the Purchased Assets, but only insofar as said books and records relate to periods ending prior to the Closing Date.

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                        3.5 Returns; Inventory: Seller shall be responsible for
paying for all returns of inventory and related freight costs sold by Seller prior to the Closing Date either directly to the customer, or to the Buyer in the event the customer takes a credit relating to inventory of the Business sold prior to the Closing Date against amounts it owes to Buyer. Seller retains the right to contest any returns or credits taken by any customer. However, in the event the customer deducts any contested amount with respect to inventory of the Business sold prior to the Closing Date from bills owed to Buyer, Seller shall promptly reimburse Buyer with respect thereto, subject to its receipt of appropriate documentation regarding the claim.

                        3.6 Business Expenses and Related Obligations. Seller shall pay on a timely basis all costs relating to advertising (including television, radio and billboards), product sampling (including in connection with the EMP Sampling Agreement) and consumer coupons for Products of the Business committed for or issued on or before the Closing Date. With respect to talent re-use, trade promotion agreements, co-op advertising charges, off-invoice case off allowances and bill back allowances (i) which are for a period on or subsequent to the Closing Date and are payable on or subsequent to the Closing Date, all of such costs shall be the obligation of Buyer, and (ii) which are for a period prior to the Closing Date but which may become due on or after the Closing Date, all of such costs shall be the obligation of Seller. Any


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unpaid shelf or product introductory costs committed to or offered by Seller shall be the obligation of Seller, unless, as of the Closing Date, no Products have been shipped pursuant to such commitments or offers. Schedule 3.6 contains a list of the retail chain accounts, and, to the extent available, by customer, by product line, a list of all trade promotion agreements, unpaid shelf or product introductory costs, co-op advertising charges, off invoice case off allowances, bill back allowances, volume discounts and similar obligations committed to or offered by Seller and known as of the date hereof; it is acknowledged that there may be additional such expenses which are unknown as of the date hereof and which Seller shall be obligated to pay. Seller shall also pay (x) the fifteen cents per gallon of Product required by the second paragraph of Section 10a. of the Perry's Agreement, (y) all storage costs for Products in Inventory or manufactured for Buyer under the Perry's Agreement, and (z) all freight charges for moving products from Perry's to Merchants Terminal Corporation ("Merchants"), or, subject to Seller's approval, from Perry's or Merchants to any alternative storage facility, provided moving to such alternative storage facility results in a net savings to Seller, after freight costs, in each case for the contract year ending June 1, 1996. Seller and Buyer agree to mutually negotiate an early termination of the Perry's Agreement on terms and conditions acceptable to both Buyer and Seller.

                        3.7 Cooperation. Seller and Buyer agree to cooperate with each other after the Closing to attempt to effectuate a smooth transition of the Business. To this end Seller shall from time to time, upon reasonable


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request from Buyer, make available, at no cost to Buyer for ninety (90) days,
Seller's employees, if any, who are familiar with the Business to answer questions and otherwise assist Buyer with respect to the Business; Buyer shall also reimburse Seller for any out-of-pocket travel and related expenses for such employees if Buyer requires such employees to travel. For any such assistance more than ninety (90) days after the Closing Date, Buyer shall reimburse Seller at the rate of Five Hundred Dollars ($500) per employee per day plus expenses. To the extent that either party receives any payment for account receivables of the Business relating to Products sold by the other party, the receiving party shall promptly (within five (5) business days) remit said check or payment to the other party.

                           3.8  Employee of Business.  Buyer agrees to use
its reasonable efforts to hire the national sales manager for Products of the Business with substantially the same compensation arrangement for a two (2) month period after the Closing Date. Schedule 3.8 sets forth the compensation arrangement for the national sales manager and the other sales managers of the Business.
                  4. Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:
                           4.1  Organization, Standing and Power.  Seller is
a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to carry on the Business as presently conducted by it.

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                           4.2  Authority.  The execution and delivery by
Seller of this Agreement and of all of the agreements and documents to be executed and delivered by it pursuant hereto, the performance by it of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Seller and Seller has all necessary power with respect thereto. Seller has all requisite right, power and authority to enter into this Agreement, the Colombo License Agreement and the other License Agreements referred to in Section 1.1 hereof. This Agreement and such License Agreements will be valid and binding agreements, enforceable by Buyer in accordance with their terms.
                           4.3  Noncontravention.  Neither the execution and
delivery by Seller of this Agreement, the Colombo License Agreement, the other License Agreements referred to in Section 1.1 hereof or of any agreement and document to be executed and delivered by it pursuant hereto and thereto, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by it of its obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would) (A) conflict with or result in a breach of any provision of the Certificate of Incorporation or By-laws of Seller, or (B) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority which is applicable to it or any of the Purchased Assets, or (C) result in the creation or imposition of

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any lien, claim, restriction, charge or encumbrance upon any of the Purchased
Assets, or (D) taking into account the limited assets being purchased and the need of Buyer to obtain consent to the assignment of the Sunbelt Distribution Agreement, materially interfere with or otherwise materially adversely affect the ability of Buyer to carry on the Business after the Closing. Seller is not making any representation with respect to any entity which desires to do business with Seller but might not desire to do business with Buyer.
                           4.4 Properties. Seller has good and valid title to
all of the Purchased Assets, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever. ALL TANGIBLE ASSETS, MACHINERY, AND EQUIPMENT INCLUDED IN THE PURCHASED ASSETS ARE BEING TRANSFERRED ON AN "AS IS, WHERE IS" BASIS.
                           4.5 Litigation. There are no suits or actions, or
administrative, arbitration or other proceedings or governmental investigations, pending or, to the best of the knowledge of Seller, threatened, against or relating to the Business or any of the Purchased Assets. There are no judgments, orders, stipulations, injunctions, decrees or awards in effect against Seller or its affiliates or the Purchased Assets which relate to the Business or any of the Purchased Assets, the effect of which would be (i) to materially limit, restrict, regulate, enjoin or prohibit Buyer from any business practice in any area, or the acquisition of any properties, assets or businesses, or

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(ii) to materially adversely affect the Business or any of the Purchased
Assets.
                           4.6  Trademarks.  Schedule 4.6(a) is a complete
and correct list of all trademarks of the Business, and Schedule 4.6(b) describes the other general intangibles of the Business. At Closing or immediately subsequent thereto, Seller will provide to Buyer a complete and correct list of all ingredient formulations, manufacturing specifications, directions and cost sheet formats, pricing and all other trade secrets and know how, which in each case are or have been utilized in the Business since December 19, 1993. Seller owns or has the right to use such trademarks and has the right to license same to Buyer. Seller owns or has the exclusive right to use all of the other intangible assets described in Schedule 4.6(b) and has the right to license same to Buyer. No proceedings have been instituted, are pending or, to the knowledge of Seller are threatened, which challenge the rights of Seller in respect thereto or the validity thereof. To the knowledge of Seller, none of the aforesaid violates any laws, statutes, ordinances or regulations, or infringes upon or violates any rights of others, or is being infringed by others; and none of the aforesaid is subject to any outstanding order, decree, judgment, stipulation or charge.
                           4.7  Certain Contracts.  Each of the contracts
listed in Schedule 1.2(ii), (iii) and (iv) relating to the Business is in full force and effect, all amounts due from Seller under such contracts for the periods ending on the Closing Date have been or will be paid in full in a timely

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fashion, Seller is not in material default thereunder, and, to Seller's knowledge, no other person or entity that is a party thereto or otherwise bound thereby is in material default thereunder, and, to Seller's knowledge, no event, occurrence, condition or act exists which does (or which with the giving of notice or the lapse of time or both would) give rise to a default or right of cancellation, acceleration or loss of contractual benefits thereunder, except as to the Sunbelt Distribution Agreement, as to which consent to transfer is required; there has been no threatened cancellations thereof, and to Seller's knowledge there are no outstanding material disputes thereunder. Seller is not making any representation with respect to any entity that desires to do business with Seller but might not desire to do business with Buyer.
                           4.8 Customers, Suppliers and Contract Manufacturers.
Set forth on Schedule 4.8(i), is a list of all current material suppliers of the Business and the amount, description and price of goods and services purchased from each such supplier not purchased by Perry's. Except as set forth in Schedules 4.8(i), to the knowledge of Seller, there has been no material adverse change in the business relationship between the Business and any such supplier or contract manufacturer; and Seller knows of no reason that said suppliers and contract manufacturer will not continue their respective relationships on all items on the same terms with the Business after the Closing Date, except to the extent that any such entity may desire to do business with Seller but might not

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desire to do business with Buyer. As of the date hereof, Seller knows of no such intent. Schedule 4.8(ii) lists ingredients furnished by Perry's. Schedule 4.8(iii) is a complete list of all product SKU's of the Business which have been discontinued or have been threatened to be discontinued by any customer since January 1, 1995, by customer, to the extent available.
                           4.9 Business Practices and Commitments. Schedule 4.9
consists of a complete description of Seller's (i) price list and customer pickup allowances; (ii) customer return practices and obligations; (iii) volume discounts, rebates and coop advertising practices and obligations; and (iv) warranty practices and obligations, including damages, in each case with respect to the Business.
                           4.10 Product Liability Claims; Recalls. Since
December 19, 1993, there have been no product liability claims against the Business and there have been no recalls of any Products of the Business.
                           4.11 Brokers. No agent, broker, person, or firm
acting on behalf of Seller, or under its authority, is or will be entitled to a financial advisory fee, brokerage commission or other like payment in connection with any of the transactions contemplated hereby.
                           4.12 No Violation of Law. With respect to the
Business and/or the Purchased Assets, Seller is not in material violation of any law, rule, regulation or other ordinance, statute, order or decree, including product labeling and packaging requirements.

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                           4.13  Open Orders.  Schedule 4.13 lists the open
orders for the Business as of the Closing Date, by customer, by Product SKU.
                  5. Representations and Warranties as to Buyer. Buyer hereby represents and warrants to Seller as follows:
                           5.1  Organization, Standing and Power.  Buyer is a
corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, with full corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted by it.
                           5.2  Authority.  The execution and delivery by
Buyer of this Agreement and of each agreement and document to be executed and delivered by it pursuant hereto, the performance by Buyer of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer, and Buyer has all necessary power with respect thereto. Buyer has all requisite right, power, and authority to enter into this Agreement. This Agreement is, and when executed and delivered by Buyer, each other agreement and document to be executed and delivered by it pursuant hereto will be, the valid and binding obligation of Buyer enforceable by Seller in accordance with its terms. Neither the execution and delivery by Buyer of this Agreement or of any of the aforementioned other agreements and documents, nor the consummation of the transactions contemplated hereby or thereby, nor the performance by Buyer of its obligations hereunder, will

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(nor with the giving of notice or the lapse of time or both, would) conflict with or result in a violation of any provision of the Certificate of Incorporation or By-laws of Buyer, or in the breach of any agreement to which Buyer is a party or otherwise bound.
                           5.3  No Broker.  No agent, broker, person, or firm
acting on behalf of Buyer, or under its authority, is or will be entitled to a financial advisory fee, brokerage commission or other like payment in connection with any of the transactions contemplated hereby.
                  6.  Indemnification.
                           6.1  Indemnification by Seller.  Seller agrees to
indemnify and hold Buyer harmless from and against any and all losses, obligations, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto) which Buyer may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with (i) any liability of the Business due and owing prior to the Closing Date or relating to products of the Business sold prior to the Closing Date, including by way of illustration and not limitation, customers' refusals to pay Buyer, or credits taken by customers or distributors, or amounts which have been satisfied by brokers, in any of which events relating to spoiled or return product claims, damaged goods,

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product demonstration charges, rebates, commitments, bill-backs or credits taken for co-operative advertising or discounts made by or due from Seller, etc. for Products of the Business sold by Seller prior to the Closing Date; (ii) any claim by consumers for product liability based on the sale of Products by Seller prior to the Closing Date or based on the sale or use (provided such use is in accordance with all applicable law and regulation and complies with the quality and other specifications for the product in which the raw materials are used) by Buyer of any of Seller's Inventory; and (iii) the breach by Seller of any representation, warranty or covenant made by it in this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto. Except for Seller's indemnity under subclause (ii) of this Section 6.1 which indemnity shall survive for the period of the applicable statute of limitations, Buyer may make no claim for indemnification under this Agreement more than twelve months after the Closing Date, but claims first asserted before the end of the twelve-month period shall not be barred. The indemnification rights under this
Section 6.1 shall be Buyer's sole and exclusive remedy for any breach of warranty or representation, or failure to comply with or perform any covenant, agreement, or obligation under this Agreement.
                           6.2  Indemnification by Buyer.  Buyer hereby
agrees to indemnify and hold Seller harmless from and against any and all losses, obligations, liabilities, claims, damages, costs and expenses
(including, without limitation, the amount of any settlement entered into

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pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto), which it may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with (i) the breach by Buyer of any representation, warranty or covenant made by it in this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto; (ii) any liability of the Business arising on or after the Closing Date and obligations of the Business from and after the Closing Date assumed by Buyer hereunder; or (iii) any products liability claim based on the sale of products of the Business by Buyer, except for the sale or use (provided such use is in accordance with all applicable law and regulation and complies with the quality and other specifications for the product in which the raw materials are used) by Buyer of Seller's Inventory.
                           6.3  Third Party Claims.  If a claim by a third
party is made against any party or parties hereto and the party against whom said claim is made intends to seek indemnification with respect thereto under this Section 6, the party seeking such indemnification shall promptly notify the indemnifying party, in writing, of such claim; provided, however, that the failure to give such notice shall not affect the rights of the indemnified party hereunder except to the extent such failure adversely affects the indemnifying party. The indemnifying party shall have fifteen (15) business days after said notice is given to elect, by written notice given to the indemnified party, to

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undertake, conduct and control, through counsel of its own choosing (subject to the consent of the indemnified party or parties, such consent not to be unreasonably withheld) and at its sole risk and expense, the good faith settlement or defense of such claim, and the indemnified party shall cooperate with the indemnifying party in connection therewith; provided: (i) in the case of Seller as the indemnifying party, it shall not thereby permit to exist any lien, encumbrance or other material adverse charge upon any of the Purchased Assets, Buyer or the Business, and (ii) the indemnified party shall be entitled to participate in such settlement or defense through counsel chosen by the indemnified party, provided that the fees and expenses of such counsel shall be borne by the indemnified party. Notwithstanding the foregoing, in the event the indemnifying party's counsel advises that there is a conflict between the claims of the indemnified party and the indemnifying party, the indemnified party may choose its own counsel, the cost of which will be borne by the indemnifying party. So long as the indemnifying party or parties are contesting any such claim in good faith, the indemnified party shall not pay or settle any such claim; provided, however, that notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such claim at any time, provided that in such event it shall waive any right of indemnification therefor by the indemnifying party. If the indemnifying party does not make a timely election to undertake the good faith defense of the claim as aforesaid, or if the indemnifying party fails to proceed with the good faith defense of the matter after making such election, then, in either such event, the indemnified party shall have the right to contest, settle or compromise the claim at its exclusive discretion, at the risk and expense of the indemnifying party to the full extent set forth in Section 6.1 or 6.2 hereof, as the case may be.
                  7.  Miscellaneous Provisions.
                           7.1   Expenses.  Except as otherwise provided in
this Agreement, each of the parties hereto shall pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.
                           7.2  Execution in Counterparts.  This Agreement
may be executed in one or more counterparts, and by the parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to the other party hereto.
                           7.3  Notices.  All notices, requests, demands and
other communications hereunder shall be in writing and shall be sent by personal delivery, overnight express, or registered or certified mail, postage prepaid, return receipt requested, as follows:

                           If to Buyer, to:  Integrated Brands Inc.
                                             4175 Veterans Highway
                                             Ronkonkoma, New York 1 1779

                                             Attn: Gary P. Stevens
                                             President

                           Copy to:          Tenzer Greenblatt LLP
                                             405 Lexington Avenue
                                             New York, New York 10174

                                             Attn: Benjamin Raphan

                           If to Seller, to: General Mills, Inc.
                                             Number One General Mills
                                             Boulevard
                                             Minneapolis, Minnesota 55426

                                             Attn: General Counsel

or to such other address as any party shall have designated by like notice to the other parties hereto. Notices shall only be effective upon receipt.
                           7.4  Amendment.  This Agreement may only be
amended by a written instrument executed by the parties hereto.
                           7.5  Entire Agreement.  This Agreement (together
with the other agreements and documents being delivered pursuant to or in connection with this Agreement) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.
                           7.6  Applicable Law.  This Agreement shall be
governed by the laws of the State of Minnesota applicable to contracts made and to be wholly performed therein.
                           7.7  Arbitration.
                                    (a)  Any controversy or claim arising out of
or relating to this Agreement, or the breach hereof, but expressly excluding any matter arising under the Colombo License Agreement and the other License

Agreements referred to above, shall be settled by arbitration in accordance with such rules as may be agreed upon by Seller and Buyer, or, failing agreement, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") as such rules may be modified herein.
                                    (b)  An award rendered in connection with an
arbitration pursuant to this Section shall be final and binding and judgment upon such an award may be entered and enforced in any court of competent jurisdiction. The arbitrators shall have no power or authority to amend or modify this Agreement in any respect. The arbitrators shall be bound to follow the laws of the State of Minnesota.
                                    (c)  The forum for arbitration under this
Section shall be Minneapolis, Minnesota and the governing law for such arbitration shall be laws of the State of Minnesota.
                                    (d)  Arbitration under this Section shall be
conducted by a single arbitrator selected jointly by Seller and Buyer. If within thirty (30) days after a demand for arbitration is made, Seller and Buyer are unable to agree on a single arbitrator, three arbitrators shall be appointed. Seller and Buyer shall each select one arbitrator and those two arbitrators shall then select within thirty (30) days a third neutral arbitrator. In connection with the selection of the third arbitrator, consideration shall be given to familiarity with merger and acquisition transactions and experience in dispute resolution between parties, as a judge or otherwise. If the arbitrator selected by Seller and Buyer cannot agree on the third arbitrator, they shall discuss the qualifications of such third arbitrator with the AAA prior to selection of such arbitrator, which selection shall be in accordance with the Commercial Arbitration Rules of AAA.
                                    (e)  If an arbitrator cannot continue to
serve, a successor to an arbitrator selected by Seller or Buyer shall be also selected by the same party, and a successor to a neutral arbitrator shall be selected as specified in subsection (d) of this Section. A full rehearing will be held only if the neutral arbitrator is unable to continue to serve or if the remaining arbitrators unanimously agree that such a rehearing is appropriate.
                                    (f)  The arbitrator or arbitrators shall be
guided, but not bound, by the Federal Rules of Evidence and by the procedural rules, including discovery provisions, of the Federal Rules of Civil Procedure. Any discovery shall be limited to information directly relevant to the controversy or claim in arbitration
                                    (g)  The parties shall each be responsible
for their own costs and expenses, except for the fees and expenses of the arbitrators, which shall be shared equally by Seller and Buyer.
                           7.8  Headings.  The headings contained herein are
for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

                           7.9  Binding Effect; Benefits.  This Agreement
shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Nothing herein contained, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.
                           7.10  Waiver etc.  The failure of any of the
parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of any of the parties hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.
                           7.11  Severability.  Any provision of this
Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction(s) shall be, as to such jurisdiction(s), ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

                           7.12  Nondisclosure.  Seller agrees not to, and
shall use its best efforts to cause its employees and agents not to, disclose any Confidential Information except to, or as agreed by, Buyer. For purposes of this Section 7.12, "Confidential Information" means all confidential or proprietary information relating to the Business or Purchased Assets, other than information that (i) is in the public domain; (ii) falls within the public domain, except through a breach hereof by Seller; (iii) is used or available for use by Seller in its businesses, provided that such information is not publicly disclosed, it being understood and acknowledged by Buyer that Seller has and maintains significant marketing and research and development capabilities for its refrigerated and soft-serve yogurt businesses and its other consumer foods businesses.
                           7.13  Schedules.  The Exhibits and Schedules
delivered pursuant to this Agreement are an integral part hereof and are deemed part of this Agreement.

                  IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

                                       INTEGRATED BRANDS INC.


                                       By:_______________________________

                                       Name:_____________________________

                                       Title:____________________________



                                       GENERAL MILLS, INC.

                                       By:_______________________________

                                       Name:_____________________________

                                       Title:____________________________

Exhibit A - Colombo License Agreement

Exhibit B - Betty Crocker License Agreement

Exhibit C - Count Chocula and Lucky Charms License Agreement

Exhibit D - Trix License Agreement

Exhibit E - Assignment and Bill of Sale

Schedule 1.2(i) - Equipment, etc.

Schedule 1.2(ii) - Perry's Contract Packaging Agreement

Schedule 1.2(iii) - Brokerage Arrangements

Schedule 1.2(iv) - Distribution and Other Agreements

Schedule 1.2(vi) - Inventory

Schedule 1.2(viii) - Freezer Space Payments

Schedule 1.2(ix) - Retail Customer Information

Schedule 3.6 - Retail Account List and Unpaid Commitments and Obligations

Schedule 3.8 - Employee Compensation Arrangement

Schedule 4.6(a) - Trademarks and Service Marks

Schedule 4.6(b) - General Intangibles

Schedule 4.8(i) - Suppliers

Schedule 4.8(ii) - Perry's Items

Schedule 4.8(iii) - Discontinued Items

Schedule 4.9 - Business Practices and Commitments

Schedule 4.13 - Open Orders